Exhibit 99

FOR IMMEDIATE RELEASE
Friday, May 12, 2006

Media General Plans to Divest Stations in a Tax-Deferred Exchange

Richmond, Va. – Media General, Inc. (NYSE: MEG) today announced that it has filed pro forma transfer applications with the Federal Communications Commission to facilitate a tax-deferred, like-kind exchange of four television stations it plans to divest in conjunction with the acquisition of four NBC Universal stations. Media General will continue to control and operate the stations and will retain all of their operating revenues and profits until the stations are sold to one or more buyers.

The stations to be divested, as announced April 6, 2006, are WIAT in Birmingham, Ala., KWCH in Wichita, Kan., including its three satellite stations; WDEF in Chattanooga, Tenn., and KIMT in Mason City, Iowa.  Media General plans to complete the divestures by the end of 2006.  Under established rules promulgated by the Internal Revenue Service, and as a preliminary step in this planned tax-deferred exchange, Media General will transfer title to these stations to an unaffiliated exchange accommodation titleholder prior to their ultimate sale.

Forward Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets currently include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

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Investor Contact:	Lou Anne J. Nabhan	Media Contact:	Ray Kozakewicz
	804-649-6103		804-649-6748